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                                  EXHIBIT 10.25

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KOSAN BIOSCIENCES, INC.
1450 ROLLINS RD.
BURLINGAME, CA 94010
(650) 343 8673

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July 20, 1998

Kevin R. Kaster
199 Port Royal Avenue
Foster City, CA 94404

Dear Kevin:

On behalf of Kosan Biosciences, Inc., I am pleased to offer you the position of Vice President, Intellectual Property, reporting to me. Your primary responsibilities will involve directing and implementing Kosan's intellectual property strategy. In this capacity we expect that you will (i) assume responsibility for building and managing a patent portfolio to protect our technology and compounds, (ii) implement and manage policies and procedures to identify and protect inventions and trade secrets, (iii) develop patent and licensing strategies for each of our programs, (iv) negotiate and manage compliance with agreements concerning Kosan's intellectual property and (v) develop and administer budgets and other controls to maximize the cost effectiveness of the intellectual property effort without compromising quality. Also, we welcome your efforts in other areas of management consistent with corporate objectives as your time, interests and talents permit.

You will receive a monthly salary of $15,000, paid semi-monthly, less federal and state payroll withholding taxes. You will also be eligible to receive performance bonuses in amounts and frequencies at the sole discretion of the Board of Directors of Kosan. Within two months of your starting date, we will agree on performance objectives for the first year of your employment. In addition, you will be eligible for employee benefit programs provided by Kosan. Should you and your family not be eligible for health insurance benefits under the Kosan plan during your first three months of employment, Kosan would reimburse you for such expenses.

I will recommend to the Board of Directors that you be granted an option to purchase 60,000 shares of stock. This option will vest over four years and is subject to the terms and conditions of the Company's 1997 Stock Option Plan; 25% will vest after the first anniversary, and the remainder will vest monthly over the next three years. The exercise price of the option will be the fair market value of the stock as determined by the Board of Directors at the first regular board meeting after you start work. I will also recommend to the Board that on each of your first and second anniversaries at Kosan, you be granted options to purchase an additional 12,500 shares of stock. These options will vest on the fourth anniversary of each grant. The exercise price of the

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options will be the fair market value of the stock at the time of the grant.
If the Board approves a renewal option program for employees, you may at your discretion choose to become part of that plan in lieu of the first and second anniversary option grants.

In addition to the standard vacation benefits Kosan offers, the following days will be considered paid vacation days: the days of August 17-21, inclusive, the Monday, Tuesday and Wednesday of Thanksgiving week, the days of December 21-24, inclusive and December 28, 1998.

This offer does not constitute a guarantee of employment for any specific period of time, and either you or Kosan may terminate the employment relationship at any time, with or without cause, by written notice. However, in the event that Kosan terminates your employment without cause during the three and one-half year period after your start of employment, then Kosan will pay you an amount equal to six times your monthly base salary, and will accelerate the vesting of the lesser of (a) 12.5% (six months) of your original stock option grant and (b) the remainder of your original grant. As used in this letter agreement, "cause" shall mean (i) any breach of this agreement by you which is not cured within 30 days after notice of breach is provided to you by the Company, (ii) your conviction of a felony, or
(iii) any action by you prior to or during your employment which in the reasonable judgment of Kosan constitutes dishonesty, larceny, fraud, deceit or gross negligence by you in the performance of your duties to Kosan, or willful misrepresentation to shareholders, directors or officers of Kosan.

As a condition of your employment with Kosan, you will be required to sign the Company's Employee Confidentiality Agreement and Proprietary Information and Inventions Agreement, two originals of each, which are attached. Please sign both sets of originals and return one of each to me with your acceptance of this offer.

For purposes of Federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

This offer is valid through July 22, 1998. As we discussed, your first day of employment will be August 7, and we are willing to have you work on a part-time basis for a short period of time in order to smooth your departure from your current position. Enclosed are two originals of this letter. Please sign and return one to me, to indicate your acceptance.

I, the entire Kosan staff, and our directors are very enthusiastic about your joining the Kosan team. We believe that our relationship will be mutually rewarding at the business, professional, and personal levels. Together we hope to build a highly significant enterprise that will substantially improve the process of drug

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discovery and development.

Sincerely,

/s/ Michael S. Ostrach

Michael S. Ostrach
Vice President, Corporate Development

I accept employment with Kosan Biosciences, Inc. subject to the terms and conditions hereof. I understand that the terms set forth in this letter supersede all oral discussions I may have had with anyone in the Company.

/s/ Kevin R. Kaster
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Kevin R. Kaster

Date: 21 July 1998


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